Exhibit 10.17

INTERCOMPANY LOAN AGREEMENT

(Vendor financing – acquisition of Regen Lab France SAS)

Dated: 05 August 2025

This Intercompany Loan Agreement (the “Agreement”) is entered into on 05 August 2025 (the “Effective Date”) between:

Regen Lab SA, a société anonyme incorporated under the laws of Switzerland, with registered office at Route de l’ile-au-Bois 3, 1870 Monthey, Switzerland, registered with the Registre du commerce Bas-Valais under number CHE-110.064.203 (the “Lender” or “RL SA”); and

RegenLab USA Inc., a corporation incorporated under the laws of the State of Delaware, USA, with principal place of business at 95 Greene Street, Jersey City, NJ 07302, USA (the “Borrower” or “RL USA Inc.”).

The Lender and the Borrower are each a “Party” and together the “Parties”.

RECITALS

A. On the Effective Date, RL SA and RL USA Inc. entered into a Share Transfer Agreement pursuant to which RL SA sold and transferred to RL USA Inc. all shares in Regen Lab France SAS (the “Share Transfer Agreement”).

B. The purchase price under the Share Transfer Agreement is equal to the net book value of RL SA’s investment in Regen Lab France SAS as recorded in RL SA’s standalone accounts as of 05 August 2025 (the “Transfer Price”).

C. The Parties wish to document the financing of the Transfer Price through this intercompany loan, in Swiss francs, with repayment by annual annuities over five (5) years, starting on 05 August 2026.

D. The Parties intend that the interest rate be set by reference to the U.S. Prime Rate published in The Wall Street Journal (without spread), consistent with the approach used for comparable U.S. financing arrangements.

E. For the avoidance of doubt, the Group contemplates two separate intercompany loan agreements dated 05 August 2025 to document (i) the acquisition of Regen Lab France SAS (this Agreement) and (ii) other intragroup restructuring steps. This Agreement relates solely to the financing of the Transfer Price for the Company under the Share Transfer Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, the following terms have the meanings set out below:

“Business Day” a day (other than a Saturday or Sunday) on which banks are open for business in Lausanne, Switzerland and New York, USA.

“CHF” Swiss francs.

“Loan” the intercompany loan made or to be made by the Lender to the Borrower under this Agreement.

“Loan Amount” CHF 5,105,116.50 (five million one hundred five thousand one hundred sixteen Swiss francs and fifty cents).

“Maturity Date” 05 August 2030.

“Payment Date” each anniversary of the Effective Date, starting on 05 August 2026 and ending on the Maturity Date.

“Prime Rate” the U.S. prime rate as published from time to time in The Wall Street Journal (or any successor publication), or if discontinued, a comparable publicly available prime rate reasonably selected by the Lender.

“Reference Rate Date” the first Business Day of each calendar quarter (1 January, 1 April, 1 July, 1 October) or, if not a Business Day, the next Business Day.

1.2 Interpretation. Headings are for convenience only and do not affect interpretation.

2. THE LOAN

2.1 Grant of loan. The Lender agrees to make available to the Borrower, and the Borrower agrees to borrow from the Lender, the Loan Amount.

2.2 Purpose. The Borrower shall apply the proceeds of the Loan exclusively to finance payment of the Transfer Price under the Share Transfer Agreement (intragroup restructuring).

2.3 Advance mechanics (book entry). On the Closing Date under the Share Transfer Agreement, the Loan shall be deemed advanced by the Lender to the Borrower by way of (i) set-off and/or (ii) intercompany book entry, so that the Borrower’s obligation to pay the Transfer Price is funded and documented under this Agreement. No physical cash transfer is required unless the Parties agree otherwise in writing.

3. INTEREST

3.1 Rate. Interest shall accrue on the outstanding principal amount of the Loan at a variable annual rate equal to the Prime Rate, as determined on each Reference Rate Date and effective from (and including) that Reference Rate Date until (but excluding) the next Reference Rate Date (the “Applicable Rate”).

3.2 Initial rate. For the period from (and including) 05 August 2025 until (but excluding) the first Reference Rate Date following the Effective Date, the Parties agree that the Applicable Rate shall be 6.75% per annum (representing the Prime Rate used by the Parties for this intragroup financing as of the date of agreement).

3.3 Interest calculation. Interest shall accrue daily on the basis of a 360-day year and 30-day months (30/360, Swiss commercial year), and shall be payable in arrears on each Payment Date together with the relevant principal instalment.

3.4 Default interest. If the Borrower fails to pay any amount due under this Agreement on its due date, interest shall accrue on the overdue amount at the Applicable Rate plus two percent (2.00%) per annum from (and including) the due date until (but excluding) the date of actual payment.

3.5 Accounting accrual. The Parties acknowledge and agree that interest accrues from the Effective Date and shall be accounted for on a pro rata temporis basis. For the avoidance of doubt, interest for the period from 05 August 2025 to 31 December 2025 (145 days under the 30/360 convention) shall accrue notwithstanding that cash payment is due on the first Payment Date.

4. REPAYMENT

4.1 Term and maturity. The Loan shall be repaid in full no later than the Maturity Date.

4.2 Repayment by annual annuities. Subject to Clause 4.4, the Borrower shall repay the Loan in five (5) annual instalments payable on each Payment Date, such that the Loan is fully amortised by the Maturity Date (each an “Annuity Payment”).

4.3 Indicative amortisation schedule. An indicative amortisation schedule calculated using a fixed rate of 6.75% per annum is set out in Schedule 1. If the Applicable Rate changes, the Annuity Payments shall be adjusted as necessary to ensure full amortisation by the Maturity Date; the Lender shall provide the Borrower with an updated schedule in reasonable time before the relevant Payment Date.

4.4 Prepayment. The Borrower may prepay all or any part of the outstanding Loan at any time without penalty by giving the Lender at least ten (10) Business Days’ prior written notice. Any partial prepayment shall be applied first to accrued unpaid interest and then to principal. Following any partial prepayment, the Lender may provide a revised amortisation schedule.

5. PAYMENTS

5.1 Currency and account. All payments under this Agreement shall be made in CHF in same-day funds to the bank account designated in writing by the Lender.

5.2 Exchange risk and costs. The Borrower shall bear all foreign exchange risk and costs in connection with this Agreement. Any conversion from another currency into CHF (and any bank fees, charges or commissions) shall be for the Borrower’s account. No amount due under this Agreement shall be reduced, increased or otherwise adjusted due to exchange rate fluctuations.

5.3 Costs and fees. The Borrower shall bear its own bank charges and shall ensure that amounts received by the Lender are net of all transfer fees charged by the Borrower’s bank.

5.4 No set-off. Except as expressly contemplated by Clause 2.3, the Borrower shall make all payments under this Agreement without set-off or counterclaim, unless the Lender agrees otherwise in writing.

5.5 Taxes. All payments shall be made without deduction or withholding for or on account of any present or future taxes unless required by law. If the Borrower is required by law to make any such deduction or withholding, it shall increase the payment to the extent necessary so that the Lender receives the amount it would have received had no deduction or withholding been required, provided that the Lender shall reasonably cooperate by providing customary forms or documentation to reduce or eliminate withholding where available.

6. REPRESENTATIONS

Each Party represents and warrants to the other that: (a) it is duly organised and validly existing under the laws of its jurisdiction of incorporation; (b) it has full power and authority to enter into and perform this Agreement; (c) all corporate approvals required for this Agreement have been obtained; and (d) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

7. EVENTS OF DEFAULT

7.1 Events of Default. Each of the following is an “Event of Default”:

(a)	the Borrower fails to pay any amount due under this Agreement and such failure continues for ten (10) Business Days after written notice from the Lender;

(b)	the Borrower materially breaches any other provision of this Agreement and (if capable of remedy) fails to remedy such breach within thirty (30) days after written notice;

(c)	the Borrower becomes insolvent, is unable to pay its debts as they fall due, or enters into liquidation, dissolution, receivership, reorganisation or similar proceeding.

7.2 Acceleration. Upon an Event of Default, the Lender may by written notice to the Borrower declare all outstanding amounts under this Agreement immediately due and payable.

8. MISCELLANEOUS

8.1 Amendments. Any amendment to this Agreement must be in writing and signed by both Parties.

8.2 Assignment. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except to an Affiliate within the Regen Lab group.

8.3 Entire agreement. This Agreement constitutes the entire agreement between the Parties in relation to the Loan and supersedes any prior discussions or understandings relating to its subject matter.

8.4 Notices. Any notice under this Agreement shall be in writing and delivered by hand, courier or email to the addresses notified by each Party to the other.

8.5 Severability. If any provision is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

8.6 Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and together constitute one instrument.

9. GOVERNING LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Swiss law. The courts of Lausanne, Switzerland, shall have exclusive jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives on the date first written above.

For Regen Lab SA (Lender):		For Regen Lab SA (Lender):

/s/ Antonino Turzi		/s/ Andreas Pigni
Name:	Antonino (Antoine) Turzi	Name:	Andreas Pigni
Title:	CEO	Title:	Legal Affairs
Date:	05 August 2025	Date:	05 August 2025

For RegenLab USA Inc. (Borrower):

/s/ Antonino Turzi
Name:	Antonino (Antoine) Turzi
Title:	CEO
Date:	05 August 2025

SCHEDULE 1 – INDICATIVE AMORTISATION (Assuming 6.75% p.a.)

Sch. 1-1